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                                  Exhibit 10.2

                                  July 20, 1994



Grubb & Ellis Company
One Montgomery Street
Telesis Tower
San Francisco, California  94104

Attention:     Robert J. Hanlon, Jr.
               Chief Financial Officer



Ladies and Gentlemen:

     Reference is made to the Senior Notes, the Subordinated Notes and the Revolving Credit Note Agreement among Grubb & Ellis Company (the "Company") and The Prudential Insurance Company of America ("Prudential"), dated as of November 2, 1992 (as amended from time to time, the "Agreement"), pursuant to which Prudential (i) purchased an aggregate of $10,000,000 in principal amount of the Company's 9.90% Senior Notes due November 1, 1996 (the "Senior Notes") and an aggregate of $10,000,000 in principal amount of the Company's 10.65% Subordinated Payment-in-Kind Notes due November 1, 1999 (the "PIK Notes") and
(ii) agreed to make revolving credit loans to the Company in the aggregate principal amount of $5,000,000. Capitalized terms used herein and not defined shall have the meanings given such terms in the Agreement.

                                    RECITALS

     A. The Company has informed Prudential that the Company believes it will need additional working capital to fulfill its financial plans.

     B. On March 28, 1994, the Company, Prudential and Warburg, Pincus Investors, L.P. ("Warburg") reached agreement (the "Preliminary Agreement") upon the terms of a proposed financing transaction to provide the Company with additional working capital, including (i) a bridge loan facility (the "Warburg Bridge Loan") provided by Warburg, (ii) a rights offering (the "Rights Offering") of Company Common Stock, and (iii) modification to the Agreement.

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Robert J. Hanlon, Jr.
July 20, 1994
Page 2

     C. On March 28, 1994, Warburg and the Company entered into that certain Loan and Security Agreement (the "Warburg Loan Agreement") regarding the Warburg Bridge Loan, pursuant to which Warburg made available to the Company a revolving credit facility of up to $10 million.

     D. In addition, as contemplated by the Preliminary Agreement and at the request of the Company, Prudential, by letter dated March 28, 1994, granted the Company certain waivers with respect to certain covenants contained in the Agreement and made certain other modifications thereof.

     E. The Company intends to commence the Rights Offering pursuant to which it intends to raise not less than $10 million of equity capital. The proceeds from the Rights Offering will be used, in part, to repay, in full, all of the Company's indebtedness to Warburg pursuant to the Warburg Loan Agreement.

     F. By the terms of the Preliminary Agreement, and in connection with the consummation of the Rights Offering, Prudential has agreed, among other things, to provide the Company with additional financing through the lengthening of the amortization periods with respect to the Company's indebtedness to Prudential as well as making certain other modifications to the Agreement.

     G. In consideration for Prudential's agreeing to make the foregoing accommodations, the Company has agreed to certain other provisions set forth herein.

     NOW THEREFORE, in consideration of the terms and conditions contained herein, the Company and Prudential agree as follows:

      1.  Paragraph 1 of the Agreement is hereby amended as follows:

     (a) In subparagraph (a) deleting the date "November 1, 1996" and replacing it with the date "November 1, 1998";

     (b) In subparagraph (b) deleting the phrase "payable at the rate of 10.65%" and replacing it with the phrase "payable at the then applicable PIK Rate"; and

     (c) In subparagraph (b) deleting the date "November 1, 1999" and replacing it with the date "November 1, 2001".

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Robert J. Hanlon, Jr.
July 20, 1994
Page 3

      2. Paragraph 2B.9 of the Agreement is hereby deleted in its entirety and all references to Converted Revolving Notes throughout the Agreement are hereby deleted.

      3. Paragraph 4A of the Agreement is hereby amended and restated in its entirety as follows:

     "4A. REQUIRED PREPAYMENTS OF THE SENIOR NOTES. The Company shall prepay the Senior Notes, without premium, in the amount of $5,000,000 on November 1, 1997, together with interest thereon to such prepayment date. The remaining outstanding principal amount of the Senior Notes, together with interest accrued thereon, is due and payable on November 1, 1998."

      5. Paragraph 4B of the Agreement is hereby amended and restated in its entirety as follows:

     "4B. REQUIRED PREPAYMENTS OF PIK NOTES. The Company shall prepay the PIK Notes, without premium, in the amount equal to 50% of the aggregate principal amount of all outstanding PIK Notes as of the date that that certain amendment letter dated July 20, 1994 by and between Prudential and the Company becomes effective (in accordance with Section 22 thereof) on November 1, 2000, together with interest thereon to such prepayment date. The remaining outstanding principal amount of the PIK Notes, together with interest accrued thereon, is due and payable on November 1, 2001."

      6. Paragraph 4C of the Agreement is hereby deleted in its entirety, and the following shall be substituted therefor:

     "4C. REQUIRED PREPAYMENT FROM EXCESS CASH FLOW.   On July 1, 1998 and
     on each July 1 and October 1 thereafter, the Company shall apply thirty-seven and one-half percent (37.5%) of its positive Excess Cash Flow, if any, from the preceding fiscal year to prepay the principal amount of the PIK Notes, plus accrued interest to the date of prepayment on the amount of the PIK Notes so prepaid, or, if all of the PIK Notes have been repaid, to prepay the principal amount of the Senior Notes, plus accrued interest to date of prepayment on the amount of the Senior Notes so prepaid. Any such prepayments with respect to the PIK Notes and/or Senior Notes shall be applied first to accrued and unpaid interest thereon, and then in

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Robert J. Hanlon, Jr.
July 20, 1994
Page 4

     satisfaction of required payments of principal in inverse order of their scheduled due dates."

      7.  Paragraph 4I of the Agreement is hereby deleted in its entirety.

      8. Paragraph 5A of the Agreement is hereby amended by deleting the "and" at the conclusion of subparagraph (vi) thereof, renumbering subparagraph (vii) as subparagraph (viii) and inserting the following as a new subparagraph (vii):

     "(vii) as soon as practicable and in any event within 90 days after the end of each fiscal year, a schedule of all outstanding Guarantees issued on behalf of salespersons of the Company or any Restricted Subsidiary and all outstanding loans and outstanding advances made to such Persons pursuant to the Commission Advance Program during such fiscal year, which schedule shall specify (a) the outstanding amount of each such Guarantee and advance, (b) the employee on whose behalf such Guarantee, or to whom such advance, was made, (c) whether such outstanding amount represents an outstanding Guarantee or an outstanding advance and (d) the date such Guarantee or advance was initially made; and"

     9. Paragraph 6A of the Agreement is hereby amended and restated, in its entirety, as follows:

          "6A. WORKING CAPITAL RATIO. The Company covenants that on and after April 1, 1997 it will not permit the ratio of Consolidated Current Assets to Consolidated Current Liabilities (excluding the current portion of Funded Debt) to be less than 1:1 at the end of any fiscal quarter."

     10.  Paragraph 6C.2 of the Agreement is hereby amended as follows:

     (a) By deleting Subparagraph 6C.2(ii) in its entirety, and inserting in substitution therefor, the following:

          "(ii) [Intentionally Omitted];";

     (b) By deleting Subparagraph 6C.2(v) in its entirety and inserting in substitution therefor, the following:

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Robert J. Hanlon, Jr.
July 20, 1994
Page 5

          "(v) additional Indebtedness consisting of nonrecourse Debt incurred by newly created or newly acquired Restricted Subsidiaries not to exceed $15,000,000 in the aggregate with respect to all such additional Indebtedness plus any such additional nonrecourse Debt incurred with respect to 222 Sutter Street Partners, Ltd.;";

     (c) By deleting Subparagraph 6C.2(vi) in its entirety, and inserting in substitution therefor, the following:

          "(vi) guarantees of loans and advances made to salespersons of the Company or any Restricted Subsidiary pursuant to the Commission Advance Program provided that after giving effect thereto the aggregate amount of such guarantees plus the aggregate amount of loans and advances permitted pursuant to Subparagraph 6C.3(vi) shall not exceed $5,000,000 outstanding at any one time;"; and

     (d) By deleting Subparagraph 6C.2 (vii) in its entirety, and inserting in substitution therefor, the following:

          "(vii) Indebtedness incurred in connection with the refinancing of the Revolving Loans in an amount not in excess of the aggregate outstanding principal amount of Revolving Loans as of the date of such refinancing; and".

     11. Subparagraph 6C.3(vi) is hereby amended and restated in its entirety as follows:

          "(vi) make loans or other advances under the Commission Advance Program to, or on account of errors and omissions insurance premium payments for, salespersons associated with the Company or any Restricted Subsidiary provided that the aggregate principal amount of all such loans or advances plus the aggregate amount of all guarantees permitted pursuant to Subparagraph 6C.2(vi) shall not exceed $5,000,000 outstanding at any one time.

     12. The parties hereto acknowledge the following amendment and restatement of Paragraph 6C.6, which was effected pursuant to that certain letter agreement dated as of March 28, 1994 by and between Prudential and the Company:

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Robert J. Hanlon, Jr.
July 20, 1994
Page 6

          "6C.6     SALE OF ASSETS - Transfer, sell or otherwise dispose of
     assets of the Company (including, without limitation, capital stock of or Indebtedness owned by a Restricted Subsidiary to the Company or another Restricted Subsidiary) other than (i) assets transferred, sold or otherwise disposed of in the ordinary course of business, including any assets which are obsolete or worn out or which are replaced within three months of sale by assets of at least the equivalent market value, (ii) equipment being sold, leased, transferred or otherwise disposed of which the Company determines is no longer required by it in conducting its business so long as replacements are obtained for such equipment within three months of at least the equivalent market value, (iii) assets (other than those described in clauses (i) or (ii)) having a fair market value of up to $5,000,000 in the aggregate and (iv) assets (other than those described in clauses (i) or (ii)) having a fair market value above $5,000,000 in the aggregate so long as the Company prepays its obligations hereunder and under the Notes pursuant to Paragraph 4D, except that any Restricted Subsidiary may at any time transfer assets to a wholly owned Restricted Subsidiary of the Company; PROVIDED, HOWEVER, that (A) no assets may be disposed of pursuant to clause (iv) at a time when an Event of Default has occurred and is continuing and (B) in no event shall the Company permit the sale of its name, its trademark, its logo or any other significant intangible assets, except in connection with a permitted sale of a Subsidiary or division;"

     13. Paragraph 6D of the Agreement is hereby deleted in its entirety and the following is hereby substituted therefor:

          "6D. INTEREST COVERAGE RATIO. As of April 1, 1997 and each July 1, October 1, January 1 and April 1 thereafter, the Company will not permit its Interest Coverage Ratio to be less than 2.0 to 1.

     14. Paragraph 6E of the Agreement is hereby amended and restated in its entirety as follows:

          "6E. CAPITAL EXPENDITURES. The Company will not, in any fiscal year commencing on or after January 1, 1997, permit the sum of (i) its and its Restricted Subsidiaries' Capital Expenditures and (ii) the cost of all acquisitions of assets or stock of other Persons to exceed a cumulative amount equal to the sum of (a) $5,000,000, (b) an amount equal to 25% of the Company's positive Excess Cash Flow, if any, for the preceding

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Robert J. Hanlon, Jr.
July 20, 1994
Page 7

     fiscal year and (c) the Net Proceeds received in cash during such fiscal year from the sale by the Company of, or exercise of any warrant or option for, any stock in the Company."

     15. Paragraph 6G of the Agreement is hereby amended and restated in its entirety as follows:

          "6G. CLEAN DOWN REQUIREMENT. In each fiscal year commencing on or after January 1, 1997 the Company will not permit to be outstanding any Revolving Loans or fees with respect thereto or interest thereon during one sixty consecutive day period."

     16. Paragraph 6H of the Agreement is hereby amended and restated in its entirety as follows:

          "6H. AXIOM. The Company will not permit Axiom to take, or contract to take, any action, which would result in a violation of any covenant, representation or warranty or other provision of this Agreement were Axiom a Restricted Subsidiary except for any such contracts or actions permitted or contemplated by the Axiom joint venture agreement, as in effect on the date hereof.

     17. Paragraph 11A of the Agreement is hereby amended by the addition of the following definitions in the appropriate alphabetic location:

     "'COMMISSION ADVANCE PROGRAM' shall mean any program pursuant to which the Company or any Restricted Subsidiary may make advances to their sales agents against future real estate commissions to be earned by such sales agents.

     'Consolidated Cash Interest Expenses' shall mean, when used with respect to the Company for any period, the Total Interest Expense which is paid or due and payable by the Company and its Restricted Subsidiaries during such period, excluding any interest paid or due and payable in stock or any debt or equity securities of the Company or any of its Subsidiaries.

     'CONSOLIDATED CASH TAX PAYMENTS' shall mean, when used with respect to the Company for any period, the sum of all taxes (of whatever kind and nature) paid or due and payable by the Company and its Restricted Subsidiaries during such period.

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Robert J. Hanlon, Jr.
July 20, 1994
Page 8

     'EXCESS CASH FLOW' shall mean, when used with respect to the Company for any fiscal year, an amount equal to the positive difference between (x) EBITDA for such fiscal year and (y) the sum of (i) $5,000,000, (ii) Consolidated Cash Interest Payments for such fiscal year, (iii) Consolidated Cash Tax Payments for such fiscal year, (iv) Axiom pre-tax earnings for such fiscal year net of any debt repayments to the Company from Axiom in such fiscal year, and (v) any payments made pursuant to Paragraphs 4A, 4B, 4C, 4D or 4E hereof in such fiscal year, all as determined in reliance upon the annual audited financial statements for such fiscal year delivered to the Holders of Notes pursuant to Paragraph 5A hereof on the March 31 next succeeding the last day of such fiscal year.

     'INTEREST COVERAGE RATIO' shall mean, as of any date, the ratio of (i) EBITDA for the immediately preceding twelve month period to (ii) Total Interest Expense for such period.

     'PIK RATE' shall mean a per annum rate of interest equal to (i) 10.65% from the date hereof until December 31, 1995, and (ii) 11.65% thereafter."

     18. The definitions of "SENIOR DEBT", "TERMINATION DATE" and "TOTAL INTEREST EXPENSE" in paragraph 11A of the Agreement are hereby amended and restated in their entirety as follows:

     "'SENIOR DEBT' means Indebtedness owed by the Company under the Senior Notes and the Revolving Notes and any permitted refinancing of any such Notes.

     'TERMINATION DATE' shall mean November 1, 1999."

     'TOTAL INTEREST EXPENSE' shall mean, for any period, total interest expense (including that attributable to capital leases in accordance with GAAP) of the Company and its Restricted Subsidiaries on a consolidated basis with respect to all outstanding Indebtedness of the Company and its Restricted Subsidiaries, including, without limitation, all commissions, discounts and other fees and charges owed with respect to letters of credit, but excluding the amortization of original issued discount and capitalized debt issuance expenses."

     19. In consideration for Prudential's willingness to extend additional credit to the Company, to waive the Events of Default that would be caused by certain actions the Company has expressed

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Robert J. Hanlon, Jr.
July 20, 1994
Page 9

an interest in taking and to amend the Agreement, the Company hereby agrees as follows:

     (a) The first paragraph of each of the outstanding PIK Notes shall be amended and restated such that (x) the interest rate on such Notes (the "PIK Rate") shall equal 10.65% until December 31, 1995 and 11.65% thereafter and (y) the interest rate payable on principal and, to the extent permitted by law, interest which has become due and owing shall equal the greater of (i) 2% over the then applicable PIK Rate and (ii) 2% over the rate of interest publicly announced by Morgan Guaranty Trust Company of New York from time to time in New York City as its prime rate; and the Company will deliver to each of the Holders of PIK Notes Amended and Restated PIK Notes (the "Amended PIK Notes") substantially in the form attached hereto as Exhibit A;

     (b) That certain Stock Subscription Warrant (the "Old Warrant") issued by the Company to Prudential on January 29, 1993 shall be amended and restated in the form attached hereto as Exhibit B (the "Amended Old Warrant"), such amendment to:

            (i)  decrease the per share exercise price from $5.50 to $3.50;

           (ii)  eliminate certain of the antidilution provisions therein; and

          (iii) extend the period during which the Old Warrant is exercisable until December 31, 1998.

     (c) The Company shall issue to Prudential a warrant (the "New Warrant"), in the form attached hereto as Exhibit C, to purchase 150,000 shares (subject to adjustment) of the Company's common stock at $2.375 per share (subject to adjustment), which warrant shall be exercisable on the date of issuance and for the five year period thereafter.

     20. (a) The Company hereby acknowledges and agrees that it does not currently have any claims of any kind, causes of action, suits, debts, damages, judgments or liabilities whatsoever, whether known or unknown, liquidated or unliquidated, contingent or otherwise, at law or in equity (collectively, "Claims"), against Prudential, its directors, officers, employees, agents, successors and assigns (collectively, the "Prudential Parties"),

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Robert J. Hanlon, Jr.
July 20, 1994
Page 10

by reason of any act, cause, document, matter or thing whatsoever up to and including the date hereof, related (i) to the borrower lender-relationship created pursuant to the Agreement, the related documents or any prior agreements relating to the Debt of the Company to Prudential and/or (ii) to Prudential's ownership of stock in the Company or exercise of its rights as a stockholder pursuant to the Stockholders' Agreement or otherwise and/or the Prudential Stock Purchase Agreement, including, without limitation, any Claims based upon any theory of equitable subordination or lender liability. To the extent that any Claims referred to in the preceding sentence do exist, and as additional consideration for Prudential's willingness to extend additional credit to the Company and to amend the Agreement, the Company hereby releases and forever discharges the Prudential Parties from, and unconditionally covenants not to sue the Prudential Parties for, such Claims. The Company acknowledges that this is intended to be a general release, that it has been represented by independent counsel of its own choice and it has made this acknowledgement and executed this release with the consent and upon the advice of its counsel.

     (b) Prudential hereby acknowledges and agrees that, other than (i) its right to repayment of principal and payments of interest with respect to the Notes and the other obligations of the Company pursuant to the Agreement and hereunder (including, without limitation, its obligations to pay the costs and expenses referred to in paragraph 22(i) hereof) and (ii) contractual obligations and obligations pursuant to the Company's Certificate of Incorporation with respect to the Prudential Preferred Stock and the Old Warrants contemplated by the Prudential Stock Purchase Agreement, the Company's Certificate of Incorporation, the Stockholders' Agreement or the Old Warrants, it does not currently have any Claims, against the Company, its directors, officers, employees, agents, successors and assigns (collectively, the "Company Parties"), by reason of any act, cause, document, matter or thing whatsoever up to and including the date hereof, related (x) to the borrower lender-relationship created pursuant to the Agreement, the related documents or any prior agreements relating to the Debt of the Company to Prudential and/or (y) to Prudential's ownership of stock in the Company or exercise of its rights as a stockholder pursuant to the Stockholders' Agreement or otherwise and/or the Prudential Stock Purchase Agreement. To the extent that any Claims referred to in the preceding sentence do exist, and as additional consideration for the Company's willingness to amend the Agreement, the Prudential hereby releases and forever discharges the Company Parties from, and unconditionally covenants not to sue the Company Parties for, such Claims, including, without

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Robert J. Hanlon, Jr.
July 20, 1994
Page 11

limitations, any claims pursuant to any federal or state securities laws; PROVIDED, HOWEVER, that nothing herein shall be deemed to release or discharge any of the Company Parties from, or to grant a covenant not to sue any Company Parties with respect to, any Claim arising from a breach of any representation, warranty or covenant of the Company contained in the Agreement, the Prudential Securities Purchase Agreement or any other contract, agreement or document, of which Prudential, as of the date hereof, does not have actual knowledge; FURTHER, PROVIDED, that Prudential hereby represents that it is not aware of any facts which would constitute any such breach which upon the effectiveness of this agreement (in accordance with Section 22 hereof) will continue to exist, although nothing in this clause shall in any way abrogate the effect of the immediately prior clause. Prudential acknowledges that it has been represented by independent counsel of its own choice and it has made this acknowledgement and executed this release with the consent and upon the advice of its counsel.

     21. Prudential hereby acknowledges and agrees that nothing herein or in the Agreement shall require the proceeds from the Rights Offering or any other public offering of any shares of the Company's stock to be applied to repay the Company's obligations pursuant to the Agreement and the Notes, PROVIDED, HOWEVER, that this Paragraph 21 shall (i) in no way relieve the Company from any of such repayment obligations in accordance with the terms of the Agreement and the Notes, or (ii) in any manner limit the recourse of a holder of any of the Notes to any of the Company's property, assets or funds.

     22. The provisions of this agreement, including without limitation the amendments to the Agreement, shall not be effective until the following conditions have been completed to the satisfaction of Prudential and its counsel:

     (a) The Company shall have executed and delivered to Prudential the New Warrant

     (b) The Company shall have executed and delivered to Prudential the Amended Old Warrant, upon which delivery Prudential agrees to return to the Company the Old Warrant.

     (c) The Company shall have executed and delivered to each Holder of PIK Notes an Amended PIK Note, as described above in paragraph 17 of this agreement, upon which delivery Prudential, on behalf of such Holders, agrees to return to the Company the original PIK Notes.

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Robert J. Hanlon, Jr.
July 20, 1994
Page 12

     (d) The Company shall have executed and delivered to each Holder of Senior Notes an Amended and Restated Senior Note in the form of Exhibit D hereto, upon which delivery Prudential, on behalf of such Holders, agrees to return to the Company the original Senior Notes.

     (e) The Company shall have executed and delivered to Prudential an Amended and Restated Revolving Credit Note in the form of Exhibit E hereto, upon which delivery Prudential agrees to return to the Company the original Revolving Credit Note.

     (f) All conditions precedent to the consummation of the Rights Offering shall have been satisfied or waived and Prudential shall have received evidence that (i) the Board of Directors has duly approved the Company's entry into and consummation of the transactions contemplated by the Rights Offering Documents, (ii) the holders of the requisite majorities of each class of the capital stock of the Company entitled to vote have duly consented to the Rights Offering according to the terms of the Rights Offering Documents, and (iii) any necessary filings and other acts required to consummate the Rights Offering or to comply with applicable laws and regulations have been duly completed. For the purposes of this letter agreement, the term "Rights Offering Documents" shall mean (i) that certain Registration Statement under the Securities Act on Form S-3 filed by the Company with respect to the shares of Common Stock, including all exhibits, schedules and amendments thereto and (ii) that certain Standby Agreement by and between Warburg and the Company.

     (g) Prudential shall have received copies of the certificate of incorporation, including all amendments thereto, of the Company certified by the Secretary of State of Delaware as being in full force and effect on a recent date prior to the date hereof, together with the by-laws of the Company, including all amendments thereto, certified by the Secretary or Assistant Secretary of the Company.

     (h) Prudential shall have received a copy of each of the Rights Offering Documents, certified as a true and correct copy thereof by officers of the parties thereto, certified copies of all certificates and other documents delivered in connection with the Rights

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Robert J. Hanlon, Jr.
July 20, 1994
Page 13

          Offering and copies of all opinions delivered in connection with the Rights Offering.

     (i) The Company shall have reimbursed Prudential for its costs and expenses, including but not limited to reasonable attorneys' fees, incurred in the preparation and negotiation of this agreement and the related documents.

     (j) The Company shall have delivered to Prudential certificates of incumbency and corporate resolutions authorizing the execution, delivery and performance of this agreement, the New Warrant, the Amended Old Warrant, the New Notes and all other documents contemplated hereby and thereby, together with a favorable opinion of counsel, all in form and substance satisfactory to Prudential and its counsel.

     (k) The Company and Prudential shall agree, in writing, as to the outstanding principal and accrued and unpaid interest on the Notes as of the date on which this agreement becomes effective in accordance with the terms of this Section 22.

     23. This amendment shall be effective only to the extent specifically set forth herein. The Company agrees that the execution by Prudential of this agreement does not constitute "a course of dealing" in contravention of Prudential's rights under the Agreement, the Senior Notes, the PIK Notes, the Revolving Notes, the Old Warrant and other related documents. Except as expressly provided herein or in the documents contemplated hereby, the Agreement, the Senior Notes, the PIK Notes, the Revolving Notes, the Old Warrant and other related documents are neither altered nor amended, and all the terms and conditions of the Agreement, the Senior Notes, the PIK Notes, the Revolving Notes, the Old Warrant and other related documents remain in full force and effect. This amendment will supersede, replace and terminate (i) all provisions of the Preliminary Agreement regarding the amendment of the Agreement, the Notes and the Old Warrant and (ii) any and all other prior agreements regarding any such amendments, and hereafter neither the Company nor Prudential shall have any liability under such provisions of the Preliminary Agreement or any such other agreements; PROVIDED, HOWEVER, that nothing herein shall supersede, replace or terminate any provisions of the Preliminary Agreement relating to (i) Prudential's ownership of preferred or common stock in the Company, (ii) the provisions of the Stockholders' Agreement or (iii) any provision in Exhibit A thereto under the headings

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Robert J. Hanlon, Jr.
July 20, 1994
Page 14

"Bridge Financing" and "Rights Offering and Subscription Warrant Conversion."

     24. This amendment may be executed in several counterparts, each of which shall be deemed to be an original but all of which shall constitute one and the same agreement.

Robert J. Hanlon, Jr.
July 20, 1994
Page 15

     If you are in agreement with the foregoing, please sign the enclosed duplicate of this letter where indicated below and return the same to Mr. John Mullman of Prudential.

                                   Very truly yours,

                                   THE PRUDENTIAL INSURANCE COMPANY OF AMERICA

                                   By:
                                      -----------------------------
                                        Title:



Agreed and accepted as of
the date first above written:

GRUBB & ELLIS COMPANY


By:
   --------------------------
     Title: